                                 EXHIBIT 99(a)
                                 -------------

                  BANKBOSTON REPORTS THIRD QUARTER NET INCOME
            OF $197 MILLION BEFORE SPECIAL ITEMS OR $1.21 PER SHARE
                       15% GROWTH IN EPS FROM PRIOR YEAR
      RAISES COST SAVINGS TARGET FROM BAYBANKS INTEGRATION TO $230 MILLION

          BOSTON, October 17, 1996 -- Bank of Boston Corporation ("BankBoston";
NYSE: "BKB") reported today third quarter net income of $197 million, or $1.21 per common share on a fully diluted basis, before special items. This compares with $188 million, or $1.15 per share, in the second quarter of 1996 and $175 million, or $1.05 per share, in the third quarter of 1995. These operating results reflect the acquisition of BayBanks, which was consummated on July 29, 1996. The acquisition has been accounted for using the pooling of interests method of accounting and, accordingly, all prior period results have been restated to include the historical results of BayBanks.

          Actual net income was $80 million, or $.45 per share, on a fully diluted basis, in the third quarter of 1996, compared with $214 million, or $1.32 per share, in the second quarter of 1996 and $175 million, or $1.05 per share, in the third quarter of 1995. The third quarter of 1996 included a charge for restructuring and merger-related costs of $180 million ($117 million after-tax) related to the BayBanks acquisition. The Corporation also raised its estimate of the cost savings it expects to achieve in connection with the BayBanks integration to $230 million. The major systems and branch conversions are expected to be completed by the middle of next year with full realization of these savings to occur by the latter half of 1997. The cost savings and the charge for restructuring and merger-related costs each represent increases of $40 million from the original estimates that were announced in December, 1995. The second quarter of 1996 included a $46 million gain ($28 million after-tax) related to the sale of the Corporation's mortgage banking subsidiary, and a $4 million charge ($2 million after-tax) associated with the accelerated vesting of restricted stock for certain BayBanks employees.

          Net income for the first nine months of 1996 was $571 million, or $3.48 per share, before special items compared with net income of $498 million, or $3.00 per share, for the first nine months of 1995. Actual net income for the first nine months of 1996 was $449 million, or $2.69 per share, compared with $498 million, or $3.00 per share, for the first nine months of 1995.

          Third quarter operating highlights were as follows (amounts shown are before special items):

     * Total revenues increased to $933 million on a fully taxable equivalent basis, compared with $913 million in the prior quarter and $880 million in the third quarter of 1995;

     * On a fully taxable equivalent basis, operating income (before credit costs) increased to $405 million in the third quarter, compared with $386 million in the prior quarter and $364 million in the third quarter of 1995;

     * Return on average common equity improved to 17.56% in third quarter, compared with 17.19% in the prior quarter and 16.75% in the third quarter of 1995. Return on average assets was 1.31% in the third quarter, 1.29% in the prior quarter and 1.22% in the third quarter of 1995;

     * Net credit losses were $55 million in the third quarter, compared with $49 million in the prior quarter and $45 million in the third quarter of 1995. The provision for credit losses was $57 million in the third and second quarters of 1996 compared with $51 million in the third quarter of 1995. Nonaccrual loans and OREO totaled $496 million at September 30, 1996, compared with $460 million at June 30, 1996 and $494 million at September 30, 1995;

     * Operating ratio was 56.6% in the third quarter of 1996 compared with 57.7% in the prior quarter and 58.7% in the third quarter of 1995.

NONINTEREST INCOME
         The components of noninterest income are as follows:

 Second
Quarter                                              Third
-------                                             Quarter               Nine  Months
                                                  ------------           --------------
   1996      (in millions)                        1996   1995   Change    1996    1995   Change
-------                                           -----  -----  -------  -------  -----  -------
  $ 135      Financial service fees               $ 140  $ 162    $(22)  $  438   $ 465    ($27)
     77      Net equity and mezzanine profits        51     25      26      165      65     100
     23      Mutual fund fees                        24     18       6       69      48      21
     33      Personal trust fees                     32     29       3       97      84      13
      6      Other trust and agency fees              6     18     (12)      15      54     (39)
     25      Trading profits and commissions         21      7      14       59      16      43
     12      Foreign exchange trading profits        13     16      (3)      37      45      (8)
      3      Securities portfolio gains, net          7      1       6       24       7      17
      0      Gain on sale of mortgage servicing      13      6       7       13      10       3
     23      Other income                            30     24       6       93      73      20
  -----                                           -----  -----    ----   ------   -----   -----
  $ 337      Subtotal                             $ 337  $ 306    $ 31   $1,010     867   $ 143

     46      Special items, net                       0      0       0       (5)     75     (80)
  -----                                           -----  -----    ----   ------   -----   -----
  $ 383      Total                                $ 337  $ 306    $ 31   $1,005   $ 942   $  63
  =====                                           =====  =====    ====   ======   =====   =====

     * Changes in financial service fees are detailed below. The reduction from prior year periods was greatly influenced by the sale of the Corporation's mortgage banking subsidiary.

     * Equity and mezzanine profits continued strong, although down from the unusually high level attained in the second quarter. The higher level of realized profits compared with prior year periods is primarily due to a seasoning of the portfolio and favorable market conditions. The portfolio has been steadily growing and new investment activity in 1996 is expected to be about 50% above last year.

     * The increase in mutual fund fees compared with all prior periods was mainly due to higher levels of funds under management in Brazil. These funds stood at $3.5 billion at September 30, 1996 compared with $2.1 billion at September 30, 1995.

     * The comparisons with prior year periods for other trust and agency fees are mainly affected by the sale of the Corporation's corporate trust business and the movement of its stock transfer business into a joint venture.

     * Trading account profits and commissions declined from the second quarter due to a lower level of profits from Latin America. Compared with prior year periods, trading account profits and commissions improved significantly, mainly due to increases from the Corporation's capital markets areas and Latin American units.

     * Foreign exchange profits declined from prior year periods reflecting lower profits from Asia.

     * The $13 million gain on the sale of mortgage servicing in the third quarter of 1996 resulted from the sale of BayBanks' $4 billion servicing portfolio to HomeSide Lending.

     * The $7 million increase in other income from the prior quarter reflects the absence of a second quarter loss on the sale of approximately $300 million of residential mortgages in connection with the Corporation's program to remove low return assets from the balance sheet and a change in Chile's hedging strategy that yielded higher levels of noninterest income and lower levels of net interest revenue in the third quarter. Compared with the prior year, other income increased due, in part, to higher profits from various joint ventures, including those related to HomeSide Lending, Boston EquiServe (stock transfer business), and the Argentine pension management business.

     The components of financial service fees are as follows:

 Second
-------                                                              Third
Quarter                                                             Quarter              Nine Months
-------                                                           ------------           ------------
   1996      (in millions)                                        1996   1995   Change   1996   1995   Change
-------                                                           -----  -----  -------  -----  -----  -------
  $  59      Deposit and ATM-related fees                         $  61  $  58    $  3   $ 180  $ 173    $  7
     16      Letters of credit and acceptance fees                   18     18       0      51     55      (4)
     13      Syndication and agent fees                              14     12       2      36     26      10
      8      Other loan-related fees                                  9      8       1      28     25       3
      4      Net mortgage servicing fees (before special items)       3     25     (22)     29     76     (47)
     35      Other                                                   35     41      (6)    114    110       4
  -----                                                           -----  -----    ----   -----  -----    ----
  $ 135      Total                                                $ 140  $ 162    $(22)  $ 438  $ 465    $(27)
  =====                                                           =====  =====    ====   =====  =====    ====

     * Letter of credit and acceptance fees increased $2 million from the second quarter mainly due to higher fees earned by domestic commercial banking businesses.
     * The increases in syndication and agent fees from all prior periods reflect a higher volume of transactions generated by the Corporation's corporate finance business.

     * The declines in net mortgage servicing fees from prior year periods reflect the sale of the Corporation's mortgage banking subsidiary. Fees in the second and third quarters of 1996 relate to the BayBanks' portfolio, which was sold to HomeSide Lending during the third quarter.

     Special items included in noninterest income are composed of the following:

   Second
---------                                                         Third
  Quarter                                                        Quarter              Nine Months
---------                                                      ------------          -------------
     1996      (in millions)                                   1996   1995   Change   1996   1995   Change
---------                                                      -----  -----  ------  ------  -----  -------
               Mortgage banking-related gains/losses:
    $  46      Sale of mortgage subsidiary                     $   0  $   0    $0     $ 106   $   0   $ 106
        0      Contracts used to manage prepayment risk, net       0      0     0      (111)      0    (111)
    -----                                                      -----  -----    --     -----   -----   -----
       46      Total                                               0      0     0        (5)      0      (5)

        0      Gain on sale of banking subsidiaries                0      0     0         0      75     (75)
    -----                                                      -----  -----    --     -----   -----   -----
    $  46      Total                                           $   0  $   0    $0     $  (5)  $  75   $ (80)
    =====                                                      =====  =====    ==     =====   =====   =====

     * During the first quarter of 1996 the Corporation recorded a net pre-tax loss of $51 million from mortgage banking-related special items. As a result of the first quarter's rising rate environment, a loss of $111 million, or $70 million after-tax, (net of decreased servicing amortization) was recorded from the change in market value of contracts used to manage prepayment risk in the mortgage servicing portfolio. In addition, the Corporation recognized a gain of $60 million, or $39 million after-tax, from the sale of its mortgage banking subsidiary to two equity investment firms. The second phase of this transaction was completed in the second quarter and resulted in an additional gain of $46 million, or $28 million after-tax. The Corporation now owns a 33% interest in HomeSide Lending, which ranks among the country's largest mortgage banking companies with a servicing portfolio of $86 billion.

     * The Corporation recognized a $75 million gain in the first quarter of 1995 from the sale of its Maine and Vermont banking subsidiaries.

NET INTEREST REVENUE

     Net interest revenue, on a fully taxable equivalent basis, was $596 million for the third quarter of 1996, compared with $576 million in the prior quarter and $574 million in the third quarter of 1995. Net interest margin was 4.40% for the third and second quarters of 1996 compared with 4.53% in the third quarter of last year. For the first nine months of 1996, net interest revenue, on a fully taxable equivalent basis, was $1,744 million, compared with $1,689 million in the first nine months of 1995. Net interest margin was 4.40% for the first nine months of 1996, compared with 4.61% for the first nine months of 1995.

     The $20 million increase in net interest revenue from the prior quarter reflected a $1.1 billion growth in average loan volume and a higher domestic margin. The latter was mainly due to wider spreads from the credit card business, as the "promotional rate" period expired on a portion of the portfolio; the addition of $1.3 billion of retail deposits from the June 28 acquisition of Boston Bancorp; and a higher level of interest recoveries on loans. Partially offsetting these increases was a lower international margin which primarily resulted from narrower spreads in Latin America, including a change in Chile's hedging strategy that yielded lower levels of net interest revenue and higher levels of noninterest income in the third quarter.

     Compared with the prior year periods, net interest revenue improved while net interest margin declined. These changes reflected a higher volume of average earning assets, a decline in the international margin and narrower domestic spreads. The latter was caused, in part, by the aggressive marketing of a new higher-rate savings deposit product during 1995, competitive pricing pressures and the introduction of a "promotional rate" credit card product in late 1995.

NONINTEREST EXPENSE
     The components of noninterest expense are as follows:

 Second
-------                                                   Third
Quarter                                                  Quarter               Nine Months
-------                                                ------------           --------------
   1996      (in millions)                              1996   1995   Change    1996    1995   Change
-------                                                -----  -----  -------  ------  ------  -------
  $ 289      Employee costs                            $ 293  $ 298    $ (5)  $  875  $  857    $ 18
     84      Occupancy & equipment                        85     82       3      254     242      12
     14      Professional fees                            15     17      (2)      42      50      (8)
     31      Advertising and public relations             26     19       7       84      60      24
     25      Communications                               24     24       0       74      66       8
      5      Goodwill amortization                         7      5       2       17      13       4
      1      FDIC insurance premiums                       0      3      (3)       1      36     (35)
     78      Other                                        78     68      10      234     199      35
  -----                                                -----  -----    ----   ------  ------    ----
    527      Subtotal before BayBanks and OREO costs     528    516      12    1,581   1,523      58
             BayBanks-related costs:
             Restructuring and merger-related costs      180      0     180      180       0     180
      4      Accelerated vesting of restricted stock       0      0       0        4       0       4
      1      OREO costs                                    5      2       3        7       8      (1)
  -----                                                -----  -----    ----   ------  ------    ----
  $ 532      Total                                     $ 713  $ 518    $195   $1,772  $1,531    $241
  =====                                                =====  =====    ====   ======  ======    ====

     Noninterest expense before BayBanks-related and OREO costs, was $528 million in the third quarter of 1996, compared with $527 million in the prior quarter and $516 million for the same quarter in 1995.

     Noninterest expense was fairly flat with the second quarter of 1996 as declines associated with cost savings from the integration of BayBanks into the Corporation and lower advertising expense were offset by an increase from the June 28 acquisition of Boston Bancorp, as well as higher levels of expenses in the capital markets and Latin American businesses. The latter included expenses related to the opening of a new branch in Peru and a pension company in Uruguay.

     Compared with prior year periods, the growth in noninterest expense reflected ongoing expansion and investment spending in several of the Corporation's growth businesses, mainly Latin America, capital markets, and retail banking, as well as an increase in consumer finance. Initiatives in the growth businesses included: branch expansion and growth in fee-based businesses in Latin America; start up of a high yield debt unit and the hiring of sales and trading professionals in all the capital markets businesses and the acquisition of Boston Bancorp in retail banking. The increase in consumer finance was due, in part, to marketing campaigns related to credit card, home equity and other products. Current year expense levels also included higher incentive compensation costs related to improved business unit performance. The comparison of noninterest expense with prior year periods is also affected by the absence of operating expenses associated with the mortgage banking business, which was sold in March, 1996, the absence of expenses from the corporate trust and stock transfer businesses, and the elimination of FDIC insurance premiums.

     Total staff levels declined by about 7%, or 1,600, from September 1995 principally due to the mortgage banking transaction, the joint venture of the stock transfer business, and the BayBanks integration.

     In connection with the acquisition of BayBanks, the Corporation estimates that it will achieve $230 million of annualized cost savings from the integration. The integration process is proceeding within the regional and corporate banking businesses, as well as in various systems and support areas. The major systems and branch conversions are expected to be completed by the middle of next year with full realization of the cost savings to occur by the latter half of 1997. During the third quarter of 1996, the Corporation recorded a $180 million ($117 million after-tax) charge for restructuring and merger-related costs associated with the acquisition of BayBanks. Included in this charge were employee-related severance and property-related costs; professional fees and other costs of effecting the merger; and systems and other conversion costs which occurred during the third quarter.

     OREO expense increased $4 million from the second quarter mainly due to a writedown on one property.

CREDIT PROFILE
Loan and Lease Portfolio
     The segments of the lending portfolio are as follows:

 (in millions)                             9-30-96    6-30-96    3-31-96    12-31-95    9-30-95
                                          --------   --------   --------   ---------   --------
 United States Operations:
   Commercial, industrial and financial   $ 13,828   $ 12,915   $ 12,677   $  12,809   $ 13,162
   Commercial real estate
     Construction                              323        410        383         386        460
     Other commercial real estate            3,228      3,326      3,242       3,393      3,340
   Consumer-related loans:
     Residential mortgages                   4,156      4,133      4,218       4,141      5,244
     Home equity loans                       2,842      2,775      2,644       2,556      2,455
     Credit card                             1,320      1,223        810         495        369
     Other                                   5,349      5,218      5,200       5,059      4,820
   Lease financing                           1,778      1,627      1,565       1,564      1,510
   Unearned income                            (272)      (245)      (240)       (240)      (238)
                                          --------   --------   --------   ---------   --------
                                            32,552     31,382     30,499      30,163     31,122
                                          --------   --------   --------   ---------   --------
 International Operations:
   Loans and lease financing, net of
    unearned income                          9,501      9,271      8,769       8,707      8,066
                                          --------   --------   --------   ---------   --------
 Total loans and lease financing          $ 42,053   $ 40,653   $ 39,268   $  38,870   $ 39,188
                                          ========   ========   ========   =========   ========

      Loans and leases grew $1.4 billion from June 30, 1996 driven mainly by a $913 million increase in the domestic commercial and industrial loan portfolio due to increases in several portfolios including specialized industries, New England corporate banking and asset based lending. In addition, domestic consumer loans grew $318 million reflecting increases in the credit card, home equity and Ganis Credit Corp. portfolios, while the $230 million increase in the international portfolio reflected ongoing growth from Latin America, primarily in Brazil and Argentina.

Nonaccrual Loans and OREO

     Nonaccrual loans and OREO amounted to $496 million at September 30, 1996, compared with $460 million at June 30, 1996, and $494 million at September 30, 1995. Nonaccrual loans and OREO represented 1.2% of related assets at September 30, 1996, compared with 1.1% at June 30, 1996 and 1.3% at September 30, 1995. The growth in nonaccrual loans and OREO from June 30 includes the placement of one large international loan on nonaccrual status and an increase resulting from conforming BayBanks consumer loan nonaccrual policies to those of the Corporation.

     The components of consolidated nonaccrual loans and OREO are as follows:

 (in millions)                             9-30-96   6-30-96   3-31-96   12-31-95   9-30-95
                                          --------  --------  --------  ---------  --------
 Domestic nonaccrual loans:
   Commercial, industrial and financial   $    114  $    140  $     93  $      88  $    120
   Commercial real estate
     Construction                                9        10        22         25        23
     Other commercial real estate               84        86       102        103       110
   Consumer-related loans
     Residential mortgages                      60        45        46         42        43
     Home equity loans                          22        20        16         14        17
     Credit card                                 5         2         0          0         0
     Other                                      44        38        42         35        31
                                          --------  --------  --------  ---------  --------
                                               338       341       321        307       344
                                          --------  --------  --------  ---------  --------
 International nonaccrual loans                106        57        63         66        69
                                          --------  --------  --------  ---------  --------
     Total nonaccrual loans                    444       398       384        373       413
 OREO                                           52        62        65         69        81
                                          --------  --------  --------  ---------  --------
     Total                                $    496  $    460  $    449  $     442  $    494
                                          ========  ========  ========  =========  ========


Provision and Reserve for Credit Losses

     The reserve for credit losses at September 30, 1996 was $897 million, or 2.13% of outstanding loans and leases, compared with $894 million, or 2.20% at June 30, 1996, and $858 million, or 2.19% at September 30, 1995. The reserve for credit losses was 202% of nonaccrual loans at September 30, 1996, 225% at June 30, 1996, and 208% at September 30, 1995.

     The provision for credit losses was $57 million for the third and second quarters of 1996, compared with $51 million for the third quarter of last year. For the first nine months of 1996, the provision for credit losses was $171 million, compared with $194 million in the previous year, which included a special provision of $50 million.

     Net credit losses were $55 million for the third quarter of 1996, compared with $49 million for the prior quarter and $45 million for the comparable period last year. The increase from the second quarter was due, in part, to conforming BayBanks consumer loan chargeoff policies to those of the corporation. Net credit losses as a percent of average loans and leases on an annualized basis were .53% in 1996's third quarter, compared with .49% for the second quarter of 1996 and .46% for the third quarter of 1995.

Net credit losses were as follows:
 Second
-------                                                   Third
Quarter                                                  Quarter     Nine Months
-------                                                ------------  ------------
   1996      (in millions)                             1996   1995   1996   1995
-------                                               -----  -----  -----  -----
             Domestic
  $   3       Commercial, industrial and financial   $   0  $   6  $   5  $  24
      2       Commercial real estate                     1      4     15     27
              Consumer-related loans:
      2        Residential mortgages                     2      5      9     14
      4        Credit card                               7      3     14      8
      1        Home equity loans                         0      3      4      4
     27        Other                                    35     12     83     33
  -----                                              -----  -----  -----  -----
     39                                                45     33    130    110
     10      International                             10     12     25     35
  -----                                             -----  -----  -----  -----
  $  49        Total                                 $ 55  $  45  $ 155  $ 145
  =====                                             =====  =====  =====  =====

THE CORPORATION

     BankBoston, with assets of $62.0 billion, is a focused financial institution engaged primarily in commercial and consumer banking in southern New England, providing financing to selected corporations and individuals nationally and internationally, and full-service banking in Latin America. New England's only global bank, the Corporation and its subsidiaries operate through a network of 650 offices in the U.S. and through more than 100 offices in 24 countries in Latin America, Europe and Asia, the third largest overseas network of any U.S. bank. The Corporation's common and preferred stocks are listed on the New York and Boston stock exchanges.

                           CONSOLIDATED BALANCE SHEET

(dollars in millions)
   June 30                                                               September 30
----------                                                          -----------------------
    1996                                                               1996        1995
----------                                                          ----------  -----------
                  Assets
                   Securities:
   $   686          Held to maturity                                  $   685      $ 3,944
     8,459          Available for sale                                  7,413        3,619

    40,653         Loans and lease financing                           42,053       39,188
      (894)        Reserve for credit losses                             (897)        (858)
   -------                                                            -------      -------
    39,759          Net loans and lease financing                      41,156       38,330

     5,462         Other earning assets                                 4,513        4,040
     8,021         Cash and other nonearning assets                     8,196        7,626
   -------                                                            -------      -------
   $62,387          Total Assets                                      $61,963      $57,559
   =======                                                            =======      =======

                     Liabilities and Stockholders' Equity
   $43,494            Deposits                                        $43,328      $39,624
     9,215            Funds borrowed                                    9,250        9,473
     2,632            Notes payable                                     2,846        2,109
     2,084            Other liabilities                                 1,785        1,854
   -------                                                            -------      -------
    57,425             Total Liabilities                               57,209       53,060
   -------                                                            -------      -------

                     Stockholders' Equity
       508            Preferred equity                                    508          508
     4,454            Common equity                                     4,246        3,991
   -------                                                            -------      -------
     4,962             Total Stockholders' Equity                       4,754        4,499
   -------                                                            -------      -------
   $62,387             Total Liabilities and Stockholders' Equity     $61,963      $57,559
   =======                                                            =======      =======


                           SELECTED AVERAGE BALANCES

Quarter Ended                                                     Quarters Ended           Nine Months Ended
-------------                                                     --------------           -----------------
   June 30                                                         September 30              September 30
-------------                                                     --------------           -----------------
    1996                                                  1996         1995        1996          1995
-------------                                            -------  --------------  -------  -----------------
                   Assets
      $40,114      Loans and lease financing             $41,223         $39,033  $40,176        $37,920
        8,065      Securities                              8,249           7,468    8,153          7,342
       52,717      Total earning assets                   53,924          50,265   52,941         48,985
       58,381      Total assets                           60,049          56,712   59,010         55,053
                   Liabilities and Stockholders' Equity
       34,233      Interest bearing deposits              35,432          31,980   34,408         31,305
        6,885      Noninterest bearing deposits            7,185           6,786    7,052          6,597
      -------                                            -------         -------  -------        -------
       41,118      Total deposits                         42,617          38,766   41,460         37,902
        2,584      Notes payable                           2,674           2,115    2,560          2,137
       45,099      Total interest bearing liabilities     46,407          43,715   45,515         42,498
        4,180      Common stockholders' equity             4,251           3,913    4,210          3,708
        4,688      Total stockholders' equity              4,759           4,421    4,718          4,216

                              NUMBER OF EMPLOYEES

                                   Sept 30      June 30     Sept 30
                                     1996         1996        1995
                                  ---------     ---------    -------
  Full time equivalent employees    22,600       22,700      24,200


Prior period results have been restated to give effect to the Corporation's acquisition of BayBanks, Inc., completed on July 29, 1996 and accounted for as a pooling of interests.

                        CONSOLIDATED STATEMENT OF INCOME

(dollars in millions, except per share amounts)
 Quarters Ended                                                        Quarters Ended    Nine Months Ended
   June 30                                                              September 30        September 30
--------------                                                      ------------------  ------------------
    1996                                                              1996      1995      1996      1995
--------------                                                      --------  --------  --------  --------
 $1,202.5         Interest income                                 $1,199.5  $1,320.0  $3,642.3  $3,840.2
    631.0         Interest expense                                   608.1     750.4   1,913.9   2,164.4
 --------                                                         --------  --------  --------  --------
    571.5         Net interest revenue                               591.4     569.6   1,728.4   1,675.8

     57.1         Provision for credit losses                         57.0      51.0     171.0     194.0
 --------                                                         --------  --------  --------  --------
                  Net interest revenue after provision
    514.4         for credit losses                                  534.4     518.6   1,557.4   1,481.8
 --------                                                         --------  --------  --------  --------
                  Noninterest income:
    135.3         Financial service fees                             140.4     162.2     327.2     464.9
     61.9         Trust and agency fees                               61.6      64.4     181.0     185.7
     25.0         Trading profits and commissions                     20.7       7.2      58.6      15.7
      3.4         Securities portfolio gains, net                      7.1        .8      24.0       7.2
    157.3         Other income                                       106.7      71.2     413.8     268.6
 --------                                                         --------  --------  --------  --------
    382.9         Total noninterest income                           336.5     305.8   1,004.6     942.1
 --------                                                         --------  --------  --------  --------
                  Noninterest expense:
    243.9         Salaries                                           244.2     245.9     728.9     703.6
     49.0         Employee benefits                                   49.1      52.2     150.4     153.1
     49.7         Occupancy expense                                   51.1      48.3     151.9     142.4
     33.9         Equipment expense                                   34.2      33.5     102.4      99.3
    154.6         Other expense                                      149.0     136.3     450.6     424.3
 --------                                                         --------  --------  --------  --------
    531.1         Subtotal                                           527.6     516.2   1,584.2   1,522.7
        0         Acquisition-related expense                        180.0         0     180.0         0
      1.1         OREO costs                                           4.8       1.7       7.4       7.7
 --------                                                         --------  --------  --------  --------
    532.2         Total noninterest expense                          712.4     517.9   1,771.6   1,530.4
 --------                                                         --------  --------  --------  --------

    365.1         Income before income taxes                         158.5     306.5     790.4     893.5
    151.3         Provision for income taxes                          78.5     132.0     341.8     395.4
 --------                                                         --------  --------  --------  --------
 $  213.8         NET INCOME                                      $   80.0  $  174.5  $  448.6  $  498.1
 ========                                                         ========  ========  ========  ========


                  NET INCOME PER COMMON SHARE:
 $   1.33         Primary                                         $    .46  $   1.06  $   2.74  $   3.07
 $   1.32         Fully diluted                                   $    .45  $   1.05  $   2.69  $   3.00
 $    .44         DIVIDENDS PAID PER COMMON SHARE                 $    .44  $    .37  $   1.25  $    .91

                  Average number of common shares, in thousands:
  153,650         Primary                                          153,103   155,660   153,715   153,086
  155,183         Fully diluted                                    155,183   157,599   156,300   156,407

 $    9.3         Preferred dividends                             $    9.4  $    9.4  $   28.0  $   28.1



Prior period results have been restated to give effect to the Corporation's acquisition of BayBanks, Inc., completed on July 29, 1996 and accounted for as a pooling of interests.

                                   OTHER DATA

(dollars in millions, except per share amounts)



 Quarter Ended                                                               Quarters Ended               Nine Months Ended
---------------                                                             ---------------              ------------------
   June 30                                                                   September 30                    September 30
---------------                                                             ---------------              ------------------
    1996                                                               1996            1995        1996                1995
---------------                                                        ----            ----        ----                ----

                 EARNINGS PER SHARE BEFORE SPECIAL ITEMS*:
$   1.16           Primary                                            $ 1.23           $ 1.06   $   3.53            $   3.07
$   1.15           Fully diluted                                      $ 1.21           $ 1.05   $   3.48            $   3.00

                 RETURN ON AVERAGE TOTAL ASSETS (ANNUALIZED):
    1.47%          Net income                                            .53%            1.22%      1.02%               1.21%
    1.29%          Net income before special items*                     1.31%            1.22%      1.29%               1.21%

                 RETURN ON AVERAGE COMMON EQUITY (ANNUALIZED):
   19.68%          Net income                                            6.61%           16.75%     13.35%              16.95%
   17.19%          Net income before special items*                     17.56%           16.75%     17.24%              16.95%

                 * Based on net income of $197.0 million in the third quarter of 1996, $187.9 million in the second quarter of 1996 and $174.5 million in the third quarter of 1995

                 CONSOLIDATED NET INTEREST REVENUE AND MARGIN:
                   Net interest revenue, fully taxable
$576.2              equivalent basis                                 $596.4           $574.0   $1,743.5            $1,689.3
   4.40%           Net interest margin                                  4.40%            4.53       4.40%               4.61%

   4.47%         DOMESTIC NET INTEREST MARGIN (ESTIMATED)               4.51%            4.60%      4.50%               4.74%
   4.18%         INTERNATIONAL NET INTEREST MARGIN (ESTIMATED)          4.07%            4.27%      4.08%               4.15%


 June 30                                                                                            Sept 30
 -------                                                                               --------------------
    1996                                                                                1996           1995
 -------                                                                               ------         -----
                 COMMON STOCKHOLDERS' EQUITY:
$  4,454         Common stockholders' equity                                       $    4,246   $     3,991
 156,681         Common shares outstanding, in thousands                              152,634       155,329
                 Per common share:
$  28.42          Book value                                                       $    27.81   $     25.69
   49.50          Market value                                                          57.88         47.63

                 CAPITAL RATIOS/REGULATORY CAPITAL:
    6.52%        Tangible Common Equity ratio                                            6.27%         5.59%
                 Risk-based capital ratios:                                          Estimate
     8.6%          Tier 1 capital ratio (minimum required 4.00%)                          8.2%          8.4%
    12.7%          Total capital ratio (minimum required 8.00%)                          12.6%         12.8%
     7.8%        Leverage ratio                                                           7.2%          7.4%
$  4,505         Tier 1 capital                                                    $    4,319   $     4,156
   6,649         Total capital                                                          6,651         6,322
  52,417         Total risk-adjusted assets                                            52,852        49,421

Prior period results have been restated to give effect to the Corporation's acquisition of BayBanks, Inc., completed on July 29, 1996 and accounted for as a pooling of interests.

                           RESERVE FOR CREDIT LOSSES

(dollars in millions)
       Quarter Ended                                                       Quarters Ended     Nine Months Ended
          June 30                                                             September 30        September 30
   --------------------                                                  ------------------  -------------------
           1996                                                             1996      1995      1996      1995
   ---------------------                                                  --------  --------  --------  ---------
           $ 884.1         Beginning balance                               $ 894.5   $ 838.2   $ 889.2   $  827.0

              57.1         Provision for credit losses                        57.0      51.0     171.0      194.0
               2.1         Reserve of acquired bank                                     14.5       2.1       14.5
                           Sale of mortgage banking subsidiary                                   (10.9)
                           Sale of Maine and Vermont banking subsidiaries                                   (32.7)

             (66.6)        Credit losses                                     (73.4)    (67.2)   (212.0)    (206.7)
              17.8         Recoveries                                         18.6      21.7      57.3       62.1
           -------                                                         -------   -------   -------   --------
             (48.8)         Net credit losses                                (54.8)    (45.5)   (154.7)    (144.6)
           -------                                                         -------   -------   -------   --------

           $ 894.5          Ending balance                                  $ 896.7   $ 858.2   $ 896.7   $  858.2
           =======                                                          =======   =======   =======   ========

              2.20%         Reserve as a % of loans and leases                 2.13%     2.19%     2.13%      2.19%
           =======                                                          =======   =======   =======   ========

               225%         Reserve as a % of nonaccrual loans                  202%      208%      202%       208
           =======                                                          =======   =======   =======   ========


                               RENEGOTIATED LOANS

(in millions)

                                               1995                                1996
                                Third        Fourth         First     Second      Third
                                  Qtr           Qtr           Qtr        Qtr        Qtr
                              -------       -------       -------    -------    -------

  Renegotiated loans          $  31          $  33         $  28     $  13       $  11
                              =======       =======       =======    =======    =======






Prior period results have been restated to give effect to the Corporation's acquisition of BayBanks, Inc., completed on July 29, 1996 and accounted for as a pooling of interests.